Exhibit 99.1

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

FOR IMMEDIATE RELEASE

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION REPORTS

TOTAL SALES UP 7% FOR THE THIRD QUARTER OF 2004, AND
ESTIMATES 20% INCREASE IN EARNINGS PER SHARE

DALLAS, TX – October 7, 2004 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales increased 7.0% to $186.1 million for the third quarter ended September 30, 2004 compared to $173.9 million for the same period in 2003.  For the year-to-date period, sales are up 12.7% to $565.4 million in 2004 compared to $501.7 million at September 30, 2003.  Comparable store sales decreased 4.0% for the third quarter and have increased 1.5% for the year-to-date period.  The impact of the severe storms, which affected stores contributing almost 33% of total sales, and lower than expected sales in seasonal products were the primary causes of the comparable store sales decrease for the quarter.

“Unprecedented severe weather and anticipatory evacuations coinciding with our peak selling events impacted our top-line results, especially during a short quarter.  Sales of seasonal products were lower than planned in the third quarter, which we believe will reverse in the fourth quarter,” stated Kathleen Mason, President and Chief Executive Officer. “We are encouraged that traffic increased in the third quarter in non-weather affected markets.”

In the first quarter of 2004, Tuesday Morning refined its methodology for calculating comparable store sales results in light of changes to the timing of store openings during a quarter.  Stores are now included in the same store calculation at the beginning of the quarter following the anniversary date of the store opening.  Previously, stores were included in the same store calculation at the beginning of the quarter that contained the anniversary date of the store opening, because stores were opened only at the beginning of quarters.  Using this refined methodology, the comparable sales gain for the third quarter of 2003 would have been 3.0% compared to the 2.8% previously reported, and for the 2003 year-to-date period 3.2% compared to the 2.8% previously reported.

Based on the third quarter sales results ending September 30, 2004, the Company currently expects diluted earnings per share in the third quarter to be approximately $0.18, an increase of 20% compared to reported earnings of $0.15 for the third quarter of 2003.

Tuesday Morning management will review third quarter financial results in a teleconference call on October 21, 2004 at 10:00 a.m. Eastern Time. The Company will release third quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 641 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

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